Exhibit 99.1

PETMED EXPRESS, INC.

QUARTER ENDED DECEMBER 31, 2019

CONFERENCE CALL TRANSCRIPT

JANUARY 21, 2020 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express Incorporated doing business as 1-800-PetMeds Conference Call to review the financial results for the Third Fiscal Quarter ended December 31, 2019. At the request of the company, this conference call is being recorded. Founded in 1996, 1-800-PetMeds America’s Largest Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs and cats, direct to the consumer. 1-800-PetMeds markets its products through national advertising campaigns, which direct consumers to order by phone or on the Internet and aim to increase the recognition of the PetMeds family of brand names. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering and rapid home delivery. At this time, I would like to turn the call over to the company’s Chief Financial Officer, Mr. Bruce Rosenbloom. You may begin.

Bruce Rosenbloom:

Thank you and good morning. I would like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I would like to remind everyone that the first portion of this conference call will be listen-only until the question-and-answer session which will be later in the call. Also certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we’ve used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent Annual Report and other filings with the Securities and Exchange Commission. Now, let me introduce today’s speaker Mendo Akdag, President and Chief Executive Officer of 1-800-PetMeds, Mendo.

Mendo Akdag:

Thank you, Bruce. Welcome everyone and thank you for joining us. Today we will review the highlights of our financial results. We will compare our third fiscal quarter ended on December 31, 2019 to last year's quarter ended on December 31, 2018.

For the third fiscal quarter ended on December 31, 2019, our sales were relatively flat at $59.9 million compared to $60.1 million for the same period the prior year. The average order value for the quarter was approximately $85 compared to $84 for the same quarter the prior year.

For the third fiscal quarter, net income was $6.8 million, or $0.34 diluted per share, compared to $7.8 million, or $0.38 diluted per share, for the same quarter the prior year, a decrease to diluted earnings per share of 10%. The decrease to net income for the quarter was mainly due to lower gross profit margins. Net income margins for the quarter sequentially improved by 180 basis points compared to the September quarter, and 470 basis points compared to the June quarter.

Reorder sales increased by 1.0% to $53.8 million for the quarter compared to reorder sales of $53.3 million for the same quarter of the prior year. New order sales decreased by 9.9% to $6.1 million for the quarter compared to $6.8 million for the same period the prior year. Increased online competition negatively impacted our new order sales. We acquired approximately 76,000 new customers in our third fiscal quarter compared to 81,000 for the same period the prior year. The seasonality in our business is due to the proportion of flea, tick, and heartworm medications in our product mix. Spring and summer are considered peak seasons, with fall and winter being the off seasons.

For the third fiscal quarter, our gross profit as a percent of sales was 29.5% compared to 32.3% for the same period a year ago. Manufacturers’ minimum advertised price policies are bringing a general pricing discipline into the market, and as a result our gross profit margins for the quarter improved sequentially by 90 basis points compared to the September quarter and 220 basis points compared to the June quarter.

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General and administrative expenses for the quarter increased by $247,000, mainly due to increased payroll. For the quarter, our advertising expenses were $3.2 million compared to $3.6 million for the same quarter the prior year, a decrease of about 12%. Advertising cost of acquiring a customer for the quarter was $42 compared to $45 for the same quarter the prior year.

We had $92.4 million in cash and cash equivalents, and $24.2 million in inventory with no debt as of December 31, 2019. Net cash from operations for the 9 months was $21.6 million compared to $32 million for the 9 months last year. The decrease was mainly due to decreases in net income.

This ends the financial review. Operator, we are ready to take questions. Operator, we are ready to take questions.

Coordinator:

Yes, sir. We will now begin the question-and-answer session. If you’d like to ask a question, please press star followed by the Number 1, please unmute your phone and record your first name and company, that’s record your first name and last name and company clearly when prompted. To withdraw your request press star 2. Once again if you'd like to ask a question press star 1 and record your first and last name and company name. Thank you. Our first question is from Kevin Ellich from Ace Research. Your line is open.

Kevin Ellich:	Good morning. Hey, Mendo.

Mendo Akdag:	Good morning.

Kevin Ellich:

So, I guess starting off with MAP pricing, obviously we are having a slightly positive impact on margins. Can you remind us do you have all of the major manufacturers under MAP now or is there still one left?

Mendo Akdag:	They are all under MAP, yes, all major manufacturers.

Kevin Ellich:

Okay, great. And then can you give us an update, I think you guys have talked about switching over, adding on a new e-commerce platform by year-end. Did that get done? And if so Bruce, can you remind us what the cost outlay was?

Mendo Akdag:	It did not get done yet. We are anticipating it's going to happen in February and the cost is about $5 million.

Kevin Ellich:

Okay, great. Great. And then, you know, with the presidential election coming up this year, can you give us some color on your thoughts for advertising? Are you going to stay with online advertising this year, Mendo, or are you going to add on a little bit of TV, just thoughts on, you know, kind of the ad spend this year?

Mendo Akdag:	Majority of our advertising is going to be online. If we do any TV, it's going to be minimal and it's likely going to be in the spring and summer.

Kevin Ellich:

Got you. Got you. And then last question for me, you know, clearly there's still competition but like you said it’s little bit more rationalized with MAP pricing. Just wondering if you have any thoughts in terms of how fast the online or e-commerce channels growing and kind of how we should gauge your share of that growth?

Mendo Akdag:

It would be a guess, so I’m not going to guess. I can tell you that, you know, veterinarians still have the majority of the market share on the prescription meds and we anticipate a continuing market share shift to direct-to-consumer online channel.

Kevin Ellich:	Great. Thanks, guys.

Coordinator:	Thank you. Our next question is from Anthony Lebiedzinski from Sidoti & Company. Your company -- your line is open.

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Anthony Lebiedzinski:

Thank you and good morning, and thank you for taking the questions. So I guess first just wanted to confirm this. So as far as the increase in AOV and in gross margin sequentially, is that entirely you think due to MAP pricing, or is there anything else that perhaps drove those increases?

Mendo Akdag:	Yes. MAP prices help with that, yes.

Anthony Lebiedzinski:

Got it. Okay. And can you remind us as far as the e-commerce platform, I mean what are the main things that you’re looking to achieve through the improvements that you’re looking to do with the e-commerce platform?

Mendo Akdag:	The objective is to improve user experience. It has AI capabilities. So we want to do more personalization, ease of use, speed.

Anthony Lebiedzinski:

Got it. Okay. Perfect. Okay. And as far as your comment about optimizing your marketing, I know, Mendo, you just mentioned about doing pretty much all online advertising. Anything else that we should think about as far as advertising spending, you know, marketing efficiencies?

Mendo Akdag:	We are working on optimizing our marketing, so it was our off peak season. We’ll be more aggressive advertising during peak season.

Anthony Lebiedzinski:	All right. So starting in the June quarter?

Mendo Akdag:	It starts in March and yes.

Anthony Lebiedzinski:

Okay. Okay. And lastly, you know, cash position continues to be pretty healthy on the balance sheet, kind of how are you guys thinking about, you know, longer term view -- your view of dividends versus buybacks?

Mendo Akdag:	Currently we are paying as you know, dividend of $0.27 cents per quarter. And we do look at, you know, acquisition opportunities during normal course of business.

Anthony Lebiedzinski:	Okay. All right. Thank you very much and best of luck.

Mendo Akdag:	Thank you.

Coordinator:

Thank you. Once again if you'd like to ask a question press star 1, please record your name and company clearly when prompted. To withdraw your request you may press star 2. No questions at this time. Let me now hand the call back to our speaker for closing remarks.

Mendo Akdag:

Thank you. In 2020, we will focus on optimizing our marketing in this more competitive environment and being more efficient with our advertising spending. In addition, we will continue investing in our e-commerce platform to better service our customers. This wraps up today’s conference call. Thank you for joining us. Operator, this ends the conference call.

Coordinator:	Thank you. Thank you for participating. You may now disconnect.

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